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                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 OMNICARE, INC.

 1.       The name of the corporation is OMNICARE, INC.

 2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

 3. The nature of the business or purposes to be conducted or promoted is:

             To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

 4. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Eleven Million (111,000,000), of which One Hundred Ten Million (110,000,000) shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to One Hundred Ten Million Dollars ($110,000,000), shall be common stock and of which One Million (1,000,000) shares, without par value, shall be preferred stock.

          Authority is hereby expressly granted to and vested in the Board of Directors at any time, or from time to time, to issue the preferred stock in one or more series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof the number of shares to be included in such series; the dividend rate; the redemption price or prices if any; the terms and conditions of the redemption of or purchase of the shares of such series; the terms and conditions on which such shares are convertible into common stock or any other securities, if they are convertible; and any and all other designations, preferences and relative, participating, optional, voting or other special rights and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter granted by the laws of the State of Delaware.

 5.       A.  The name and mailing address of each incorporator is as follows:

          NAME                                        MAILING ADDRESS
          ----                                        ---------------

          K. L. Husfelt                      100 West Tenth Street
                                             Wilmington, Delaware  19801

          B. A. Schuman                      100 West Tenth Street
                                             Wilmington, Delaware  19801

          M. A. Ferrucci                     100 West Tenth Street
                                             Wilmington, Delaware  19801

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       B.   The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified is as follows:

          NAME                                  MAILING ADDRESS
          ----                                  ---------------

       E. L. Hutton                          1200 DuBois Tower
                                             Cincinnati, Ohio  45202

       W. F. Johnson                         1200 DuBois Tower
                                             Cincinnati, Ohio  45202

       J. L. Kenrich                         1200 DuBois Tower
                                             Cincinnati, Ohio  45202

 6.    The corporation is to have perpetual existence.

 7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

           To make, alter or repeal the by-laws of the Corporation.

 8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

       Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

 9. A. Except as otherwise expressly provided in Clause B of this Paragraph 9:

       (i) any merger or consolidation of the Corporation with or into any other corporation;

       (ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation to or with any other corporation, person or other entity;

       (iii) the issuance or transfer of any securities of the Corporation to any other corporation, person or other entity in exchange for assets or securities or a combination thereof (except assets or securities or a combination thereof so acquired in a single transaction or a series of related transactions having an aggregate fair market value of less than $5,000,000); or

       (iv) the issuance or transfer of any securities of the Corporation to any other corporation, person or other entity for cash;

       shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation which are not beneficially owned by such other corporation, person or other entity if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, considered for the purposes of this Paragraph 9 as one class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some



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  lesser percentage may be specified, by law or in any agreement with any national securities exchange.

  B. The provisions of this Paragraph 9 shall not apply to any transaction described in clauses (i), (ii), (iii) or (iv) of Clause A of this Paragraph 9,
  (i) with another corporation if a majority, by vote, of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of Directors, considered for this purpose as one class, is owned of record or beneficially by the Corporation and/or its subsidiaries; (ii) with another corporation, person or other entity if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation, person or other entity with respect to and substantially consistent with such transaction prior to the time such other corporation, person or other entity became the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors; or (iii) approved by resolution unanimously adopted by the whole Board of Directors of the Corporation at any time prior to the consummation thereof.

  C. For the purposes of this Paragraph 9, a corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above), by any other corporation, person or other entity with which it or its 'affiliate' or 'associate' (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation or which is its 'affiliate' or 'associate' as those terms were defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on May 14, 1981. For the purposes of this Paragraph 9, the outstanding shares of any class of capital stock of the Corporation shall include shares deemed owned through the application of clauses (i) and (ii) of this Clause C but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

  D. The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Paragraph 9, on the basis of information then known to it, whether (i) any other corporation, person or other entity beneficially owns, directly or indirectly, 10% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, or is an 'affiliate' or 'associate' (as defined above) of another, (ii) any proposed sale, lease, exchange or other disposition of part of the assets of the Corporation involves a substantial part of the assets of the Corporation, (iii) assets or securities, or a combination thereof, to be acquired in exchange for securities of the Corporation, have an aggregate fair market value of less than $5,000,000 and whether the same are proposed to be acquired in a single transaction or a series of related transactions, and (iv) the memorandum of understanding referred to above is substantially consistent with the transaction to which it relates. Any such determination by the Board shall be conclusive and binding for all purposes of this Paragraph 9.

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 10.      A Director or the entire Board of Directors of the Corporation may be removed without cause only by the holders of two-thirds of the shares then entitled to vote at an election of Directors, notwithstanding any provision of the General Corporation Law of the State of Delaware which may provide for such action to be taken by the holders of a lesser percentage of such shares. For purposes of this Section, the term "cause" shall mean (i) negligence or misconduct in the performance of his duties to the Corporation by a Director if he did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation; or
          (ii) the commission of an unlawful act by a Director which was committed in the capacity of a Director, officer, employee or agent of the Corporation provided he had reasonable cause to believe that his conduct was unlawful.

 11. To the full extent permitted by the General Corporation Law of the State of Delaware, as amended or interpreted from time to time, a Director of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. Neither the amendment nor repeal of this Article Eleven, nor the adoption of any other provision of this certificate of incorporation that is inconsistent with this Article Eleven, shall eliminate or reduce the effect of this Article Eleven with respect to any matter occurring, or any cause of action, suit or claim that but for this Article Eleven would accrue or arise prior to such amendment, repeal or adoption.

 12. The Corporation shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended or interpreted from time to time, indemnify all Directors, officers and employees whom it may indemnify pursuant thereto; and the Corporation may, to the full extent permitted thereby, indemnify agents of the Corporation or other persons.

 13. The Board of Directors of the Corporation, when evaluating any offer of another party to (i) make a tender or exchange offer for any equity security of the Corporation, (ii) merge or consolidate the Corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

 14. The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Certificate of Incorporation, in the manner now or hereafter provided by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, Paragraphs 7, 9, 10, 11 and 12 of the Corporation's Certificate of Incorporation may not be altered, amended or repealed unless two-thirds of the outstanding stock of each class entitled to vote thereon as a class, have been voted in favor of such action.



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